SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

November 5, 2003

(November 4, 2003)

Commission file number 0-10972

First Farmers and Merchants Corporation
(Exact name of registrant as specified in its charter)

Tennessee	62-1148660
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

816 South Garden Street
Columbia, Tennessee	38402 - 1148
(Address of principal executive offices)	(Zip Code)

(931) 388-3145
(Registrant's telephone number, including area code)

FORM 8-K

FIRST FARMERS AND MERCHANTS CORPORATION

Item 7. Financial Statements and Exhibits

(c)	The following exhibits are filed herewith:
Exhibit Number 99.1 - Press Release issued on November 4, 2003 by First Farmers and Merchants Corporation

Items 9 and 12. Regulation FD Disclosure

The information included in this section is intended to be included under "Item 12. Disclosure of Results of Operations and Financial Condition" and is included under this Item 9 in accordance with Securities and Exchange Act Release No. 33-8216.

On November 4, 2003, First Farmers and Merchants Corporation issued a press release announcing its financial results for the nine months ended September 30, 2003. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety. The information furnished under Item 9 of this Current Report on Form 8-K, including Exhibit 99.1, shall be deemed to be "filed" for purposes of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST FARMERS AND MERCHANTS CORPORATION

(Registrant)

Date	November 5, 2003	/s/ T. Randy Stevens
T. Randy Stevens,
President
(Chief Executive Officer)

Date	November 5, 2003	/s/ Patricia N. McClanahan
Patricia N. McClanahan,
Treasurer
(Chief Financial Officer)

EXHIBIT INDEX

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

Exhibit Number	Title or Description

99.1	PRESS RELEASE ISSUED ON NOVEMBER 4, 2003 BY FIRST FARMERS AND MERCHANTS CORPORATION

Information for Release	Contact: Jeff Bradford
615-312-7220

First Farmers & Merchants Corporation Announces Higher Earnings Per Share and Continued Growth in Stockholders' Equity

Columbia, Tenn., Nov. 3, 2003 - Earnings released by First Farmers & Merchants Corporation today show that 2003 continues to be a good year for shareholders, with stockholders' equity and book value per share above levels at the end of last year.

The company also announced higher earnings per share for the first nine months of 2003 compared to the first nine months of 2002, as well as lower additions to the allowance for loan losses due to improved loan quality and continued growth in stockholders' equity.

"As of September 30, both shareholders' equity and book value per share has increased by approximately 4 percent since the beginning of the year. This is good news for our shareholders and it's good news for the many communities we serve. It is a strong indication that the economy has truly turned the corner toward better times, as we are seeing reported in national media," said President and CEO T. Randy Stevens.

Net income for the first nine months of 2003 of $6.4 million or $2.18 per share was .44 percent higher than net income for the same period in 2002. Net interest income, down 8 percent in a lower rate environment, was still strong. Due primarily to the effect of a one time change in loan classifications that led to an unexpected provision for loan losses in 2002, provisions for loan losses during the first nine months of 2003 are 86.8 percent lower than provisions added during the same period in 2002. This contributed to the improved performance for this period.

Stockholders' equity continued to grow, showing an increase of 4.57 percent from September 30, 2002 and 3.56 percent from Dec. 31, 2002. Dividends declared June 17, 2003 of $.55 per share were paid July 1, 2003. This dividend pay out was 2 percent higher than the dividend paid January 2, 2003.

"Our bank believes that we will succeed only to the extent that we give back to the communities that have given so much to us, and our long history of providing dividends to our thousands of investors is one important way we fulfill this obligation. We're grateful to the communities we serve throughout south central Tennessee for relying on First Farmers & Merchants National Bank. It's an honor to serve people who are committed to creating a better life for their families and better communities for everyone," said Chairman Waymon L. Hickman.

First Farmers and Merchants Corporation, headquartered in Columbia, Tennessee, is the holding company for First Farmers and Merchants National Bank of Columbia. First Farmers and Merchants National Bank is one of the largest community banks in Middle Tennessee and has over twenty commercial banking offices in six counties in southern Middle Tennessee.

First Farmers and Merchants Corporation and Subsidiary
Unaudited Financial Highlights
(Dollars In Thousands Except Per Share Data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002

Interest income	$10,424	$13,198	$32,759	$39,565
Interest expense	2,673	4,538	8,984	13,828
Net interest income	7,751	8,660	23,775	25,737
Provision for loan losses	40	400	800	6,050
Net interest income after provision
for loan losses	7,711	8,260	22,975	19,687
Noninterest income	2,337	2,394	7,213	7,423
Noninterest expense	7,337	6,635	21,714	19,088
Income before provision
for income taxes	2,711	4,019	8,474	8,022
Income taxes	625	1,099	2,119	1695
Net Income	$2,086	$2,920	$6,355	$6,327

Earnings per share	$0.71	$1.00	$2.18	$2.17

Dividends declared per share			$0.55	$0.53

			Sept. 30,	Dec. 31,
			2003	2002

Total Assets			$857,854	$898,896
Cash and cash equivalents			66,166	51,701
Investment securities			320,161	310,183
Loans, net			424,806	489,141
Deposits			745,972	789,187
Stockholders' equity			103,233	99,682

Book value per share			$35.35	$34.14